Filed Pursuant to Rule 433
                                                     Registration No. 333-135120
                                                               November 30, 2006


BROADCAST TRANSCRIPT
Ubiqus/Nation-Wide Reporting & Convention Coverage


Date: November 30, 2006
Station: Marketwatch.com
Program: Marketwatch Broadband



MR. PETER MCKAY: I'm Peter McKay from the Wall Street Journal. Two new securities that represent bets on the price of oil began trading on the American Stock Exchange today. Like exchange traded funds these Claymore MacroShares products are based on an underlying trust that issues shares to investors. They were inspired by Robert Shiller, the Chief Economist of MacroMarkets and a Professor of Economics at Yale. Joining me to talk about them today are Professor Shiller and Greg Drake, Managing Director of Claymore Securities. Professor Shiller, could you please talk about sort of the comparisons to these products with ETF's, which a lot of our audience is probably familiar with? You know, there are some differences and some similarities. So why don't we start there.

MR. ROBERT SHILLER: Well, we are talking about a new security that allows you to effectively own the price of oil. So, you will be owning oil and collecting interest on regular, as if you owned that. It's not an ETF because the underlying assets are not invested in oil. So the Claymore MacroShares are invested in Treasury Securities but the underlying balance for the up Claymore up--UCR as we call it, it's a symbol--is adjusted so that it matches the price of oil. So it becomes an investment in oil.

MR. MCKAY: Now, Professor Shiller, I know you've been working on this concept since the 1990's with one of your students, Alan Weiss [phonetic]. Could you talk about how it reached this point? That it's actually, you know, translated into a product that's listed on an exchange and sort of what the potential is in the future?

MR. SHILLER: We've been working on this for a long time. And Alan and I got a patent together and then over the time we got many more people helping, like Claymore Securities to develop this product. It's a, it's a revolutionary product. It took us a while to get the SEC because the SE--Securities and Exchange Commission approval took longer because they recognized that this is such an unusual product. So it's really a first, where you can invest in an index. We can do it for any index, but right now the index is just the price of oil.

MR. MCCKAY: All right. Now, Greg, could you talk from Claymore's perspective, I mean, obviously this is a pretty broad concept. So where, you know, strategically what's the opportunity for you all to apply this in other areas?

MR. GREG DRAKE: Okay. No, that's a great question, Peter. We, right now, are focused on oil. But really what we've launched today is a franchise. The Claymore MacroShares is this patented innovative structure that's meant to appeal to both individual investors as well as institutions. And as a result, because of this patented structure, without having to own the underlying asset class, it really makes it available for ill-liquid asset classes. But investors have real risks out there, but currently no way to hedge those. So this is a franchise, we brought oil today, but the future certainly can go in really two different directions. One being the mainstream liquid asset class and the other being an ill-liquid asset class.

MR. MCKAY: Well, that's all we have time for today. Thanks for joining us, Greg
    Drake from Claymore Securities and Robert Shiller from MacroMarkets. I'm Peter McKay from the Wall Street Journal.

MR. DRAKE: Thanks, Peter.

MACRO Securities Depositor, LLC, a Delaware limited liability company which is acting as the depositor for these trusts, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MACRO Securities Depositor, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (800) 345-7999. You may also request a copy of the prospectus by accessing the Claymore MACROshares web site at www.claymoremacroshares.com.